UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Amendment No. 3)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

The Newhall Land & Farming Company

(Name of Issuer)

Depositary Receipts

(Title of Class of Securities)

651426108

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

CUSIP No. 651426108	13G/A	Page 2 of 11 Pages

1.	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Highfields Capital Management LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,426,800 6. SHARED VOTING POWER -0- 7. SOLE DISPOSITIVE POWER 1,426,800 8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,426,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%

12.	TYPE OF REPORTING PERSON PN

CUSIP No. 651426108	13G/A	Page 3 of 11 Pages

1.	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Highfields GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,426,800 6. SHARED VOTING POWER -0- 7. SOLE DISPOSITIVE POWER 1,426,800 8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,426,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%

12.	TYPE OF REPORTING PERSON OO

CUSIP No. 651426108	13G/A	Page 4 of 11 Pages

1.	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jonathon S. Jacobson

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,426,800 6. SHARED VOTING POWER -0- 7. SOLE DISPOSITIVE POWER 1,426,800 8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,426,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%

12.	TYPE OF REPORTING PERSON IN

CUSIP No. 651426108	13G/A	Page 5 of 11 Pages

1.	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard L. Grubman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,426,800 6. SHARED VOTING POWER -0- 7. SOLE DISPOSITIVE POWER 1,426,800 8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,426,800

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%

12.	TYPE OF REPORTING PERSON IN

CUSIP No. 651426108	13G/A	Page 6 of 11 Pages

1.	NAMES OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Highfields Capital II LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 962,434 6. SHARED VOTING POWER -0- 7. SOLE DISPOSITIVE POWER 962,434 8. SHARED DISPOSITIVE POWER -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,434

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12.	TYPE OF REPORTING PERSON PN

CUSIP No. 651426108	13G/A	Page 7 of 11 Pages

Item 1(a).    Name of Issuer:

The Newhall Land & Farming Company

Item 1(b).    Address of Issuer’s Principal Executive Offices:

23823 Valencia Boulevard, Valencia CA 91355

Item 2(a).    Name of Person Filing:

This statement is being filed by the following persons with respect to the depositary receipts of the Issuer directly owned by Highfields Capital I LP and Highfields Capital II LP (collectively, the “Funds”):

(i)	Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and Investment Manager to each of the Funds,

(ii)	Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management,

(iii)	Jonathon S. Jacobson, a Managing Member of Highfields GP, and

(iv)	Richard L. Grubman, a Managing Member of Highfields GP.

This statement is also being filed by Highfields Capital II LP (“HC II”) with respect to the depositary receipts of the Issuer directly owned by HC II (which depositary receipts are also included in the filings for Highfields Capital Management, Highfields GP, Jonathon S. Jacobson and Richard L. Grubman).

Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and HC II are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b).    Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields

GP, Mr. Jacobson and Mr. Grubman:

c/o Highfields Capital Management LP

200 Clarendon Street

Boston, Massachusetts 02116

CUSIP No. 651426108	13G/A	Page 8 of 11 Pages

Item 2(c).    Citizenship:

Highfields Capital Management—Delaware

Highfields GP—Delaware

Jonathon S. Jacobson—United States

Richard L. Grubman—United States

HC II—Delaware

Item 2(d).    Title of Class of Securities:

Depositary Receipts

Item 2(e).    CUSIP Number:

651426108

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐ Investment company registered under Section 8 of the Investment Company Act.

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 651426108	13G/A	Page 9 of 11 Pages

Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

(a)    Amount beneficially owned:

1,426,800 Depositary Receipts

(b)    Percent of class:

6.0%

(c)    Number of shares as to which such person has:

(i)    Sole power to vote or to direct the vote: 1,426,800

(ii)    Shared power to vote or to direct the vote: —0—

(iii)    Sole power to dispose or to direct the disposition of: 1,426,800

(iv)    Shared power to dispose or to direct the disposition of: —0—

For HC II:

(a)    Amount beneficially owned:

962,434 Depositary Receipts

(b)    Percent of class:

4.0%

(c)    Number of shares as to which such person has:

(i)    Sole power to vote or to direct the vote: 962,434

(ii)    Shared power to vote or to direct the vote: —0—

(iii)    Sole power to dispose or to direct the disposition of: 962,434

(iv)    Shared power to dispose or to direct the disposition of: —0—

Item 5.    Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

The shares to which this filing by Highfields Capital Management (the Investment Manager to each of the Funds), Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. The shares to which this filing by HC II relates are directly owned by HC II. Highfields Capital I LP individually owns less than 5% of the securities of the Issuer.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent

Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

Not applicable.

CUSIP No. 651426108	13G/A	Page 10 of 11 Pages

Item 9.    Notice of Dissolution of Group.

Not applicable.

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 651426108	13G/A	Page 11 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004

            Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Kenneth H. Colburn

Signature

Kenneth H. Colburn, Authorized Signatory

Name/Title

HIGHFIELDS GP LLC

/s/ Kenneth H. Colburn

Signature

Kenneth H. Colburn, Authorized Signatory

Name/Title

JONATHON S. JACOBSON

/s/ Kenneth H. Colburn

Signature

Kenneth H. Colburn, Authorized Signatory

Name/Title

RICHARD L. GRUBMAN

/s/ Kenneth H. Colburn

Signature

Kenneth H. Colburn, Authorized Signatory

Name/Title

HIGHFIELDS CAPITAL II LP

By: Highfields Associates LLC, its General Partner

/s/ Kenneth H. Colburn

Signature

Kenneth H. Colburn, Authorized Signatory

Name/Title